Exhibit 3.1

INTERNATIONAL STEM CELL CORPORATION

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES, PRIVILEGES AND

RESTRICTIONS OF THE SERIES G PREFERRED STOCK

The Board of Directors of International Stem Cell Corporation (the “Corporation”) hereby provides for the issuance of a series of preferred stock of the Corporation and does hereby fix and determine the rights, preferences, privileges, restrictions, and other matters related to said series of preferred stock as follows:

1. Designation of Series G Preferred Stock. The shares of such series shall be designated as “Series G Preferred Stock” and the number of shares constituting such series shall be five million (5,000,000) shares of Series G Preferred Stock, par value $0.001 per share (“Series G Preferred Stock”).

2. Rank, Parity and Seniority. The Series G Preferred Stock shall rank senior to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Common Stock, and any other capital stock of the Corporation that is junior to the Series G Preferred Stock (the “Junior Shares”), but junior to the Series D Preferred Stock as to liquidating distributions and dividends. Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any other series of Preferred Stock subsequently created that is junior to the Series G Preferred Stock may be referred to collectively in this Designation as “Junior Preferred Stock.”

3. Dividend Provisions – Accruing and Participating.

(a) Accruing Series G Dividends.

(i) From the date of the issuance of any shares of Series G Preferred Stock, dividends at the rate per annum of six percent (6%) of the Base Amount per share shall accrue on such shares of Series G Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series G Preferred Stock) (the “Accruing Series G Dividends”). “Base Amount” shall mean the Series G Original Issue Price (defined below).

(ii) Accruing Series G Dividends shall accrue and shall be cumulative and such Accruing Series G Dividends shall be paid, from funds lawfully available for the payment of dividends, to the holders of the Series G Preferred Stock upon the occurrence of a Liquidation Event or Deemed Liquidation Event (both defined in Section 4 below), unless arising from the Corporation’s insolvency.

(iii) The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation other than dividends on the Series D Preferred Stock or any other series of preferred stock which may now or hereafter rank senior to the Series G Preferred Stock unless (in addition to the obtaining of any required consents) the holders of the Series G Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series G Preferred Stock in an amount at least equal to (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series G Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or Series G determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series G Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series G Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series G Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series G Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series G Preferred Stock dividend. The “Series G Original Issue Price” means one dollar ($1.00) per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series G Preferred Stock.

4. Liquidation Preference.

(a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each, a “Liquidation Event”), the holders of Series G Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Junior Preferred Stock and Common Stock, but only after payment in full of the liquidation preferences payable to holders of any shares of Series D Preferred Stock then outstanding, an amount per share equal to the sum of (i) one hundred percent (100%) of the Series G Original Issue Price (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes with respect to the Series G Preferred Stock), and (ii) any accrued but unpaid Accruing Series G Dividends attributable to such share of Series G Preferred Stock to which such holder is entitled (such sum, the “Liquidation Amount”). If upon the occurrence of a Liquidation Event, the assets and funds legally available for distribution to stockholders shall be insufficient to permit the payment to all holders of Series G Preferred Stock of the full Liquidation Amount for such series, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series G Preferred Stock until one hundred percent (100%) of the Series G Original Issue Price and any accrued but unpaid Accruing Series G Dividends attributable to such shares of Series G Preferred Stock have been paid in full. Such payments shall be distributed based on the preferential amounts each such holder of such series is otherwise entitled to receive. For the avoidance of doubt, the Series G Preferred Stock shall rank senior to the Junior Preferred Stock in the distribution of assets of the Corporation in the event of any Liquidation Event.

(b) Distributions of Residual Value to Holders of Common Stock. After the payment of all preferential amounts required to be paid to the holders of each share of the Series G Preferred Stock upon a Liquidation Event, the assets and funds of the Corporation remaining available for distribution to stockholders, if any, shall be distributed among the holders of Junior Preferred Stock and Common Stock in accordance with the Certificate of Incorporation and Certificates of Designation relating to the Junior Preferred Stock.

(c) Deemed Liquidation Events. Unless waived by written approval or consent of the holders of at least sixty-seven percent (67%) of the outstanding shares of Series G Preferred Stock, voting together as a single class on an “as-converted” basis (the “Majority Series G Holders”), each of the following transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in and for purposes of this Section 4 (each such event being a “Deemed Liquidation Event”). Written notice of such election shall be given to the Corporation at least ten (10) days prior to the effective date of any such event.

(i) any reorganization, consolidation, merger or similar transaction or series of related transactions in which (A) the Corporation is a constituent corporation or a party thereto, or (B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such combination transaction if, in either case, as a result of such transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such transaction (other than any such securities that are held by the acquiring organization) do not represent, or are not converted into, securities of the surviving or resulting corporation of such transaction (or such surviving or resulting corporation’s parent corporation if the surviving or resulting corporation is owned by the parent corporation) that, immediately after the consummation of such transaction, together possess at least a majority of the total voting power of all securities of such surviving or resulting corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such transaction; or

(ii) a sale, lease or other transfer or disposition in any transaction or series of related transactions of all or substantially all of the assets, or the exclusive license of all or substantially all of the intellectual property, of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets (including intellectual property) of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, other disposition or license is to a wholly-owned subsidiary of the Corporation or is otherwise licensed in the ordinary course of business;

(iii)    (i) any transaction or series of related transactions occurring after the Original Issue Date, as a result of which, securities representing in excess of fifty percent (50%) of the voting power of the Corporation are transferred and/or issued and the stockholders of the Corporation immediately prior to such event hold less than fifty percent (50%) of the voting securities of the Corporation immediately after such event; or (ii) any transaction or series of related transactions involving any recapitalization, leveraged buyout, management buyout, reclassification of capital structure, or other redemption and recapitalization of shares of capital stock in which existing stockholders’ shares of capital stock are being redeemed or retired pursuant to a change in voting control, the principal purpose of which is to effect an acquisition of the Corporation, provided, however, notwithstanding anything contained in this Section 4(c)(iii) to the contrary, a Deemed Liquidation Event shall not include the issuance by the Corporation of shares of capital stock to existing or new stockholders where the principal purpose of the transaction (or series of related transactions) is the consummation of an equity financing designed to raise working capital for general corporate purposes or the acquisition of another company or technology rights.

(d) Liquidating Redemption. In the event of a Deemed Liquidation Event, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporations Law within sixty (60) days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Series G Preferred Stock no later than the 60th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series G Preferred Stock, and (B) if the Majority Series G Holders, as a single class, so request in a written instrument delivered to the Corporation not later than ninety (90) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or intellectual property licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, to the extent legally available therefor (collectively, the “Available Proceeds”), to redeem, on the 120th day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Series G Preferred Stock at a price equal to such amounts set forth in Subsection 4(a). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem in full all outstanding shares of Series G Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series G Preferred Stock, ratably according to the number of outstanding shares of Series G Preferred Stock held by each holder thereof and multiplied by the Liquidation Amount attributable to such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this subsection, the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses including, without limitation, discharge of tax liability incurred in connection with such Deemed Liquidation Event.

(e) Consideration. If any of the assets of this Corporation are to be distributed under this Section 4 in a form other than cash, the fair market value of such assets shall be determined in good faith by the Board of Directors, including a majority of the directors nominated by the holders of the Series G Preferred Stock. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by subparagraph (ii) below:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three days prior to the distribution;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three days prior to the distribution; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors, including a majority of the directors nominated by the holders of the Series G Preferred Stock.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clause (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors, including a majority of the directors nominated by the holders of the Series G Preferred Stock.

(iii) The Corporation shall give each holder of record of Series G Preferred Stock written notice of the transaction which, if effected, will constitute a Deemed Liquidation Event not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first notice shall describe the material terms and conditions of the pending transaction and the applicable provisions of Section 4. The Corporation shall thereafter give such holders prompt notice of any material changes in the terms of the pending transaction. In the event the requirements of Section 4 are not complied with, the Corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 4 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the Series G Preferred Stock shall continue in effect in accordance with the terms of this Certificate of Designation, as the same may be amended and/or restated from time to time.

(f) Allocation of Escrow Following Deemed Liquidation Event. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the merger or acquisition agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 4(a) and (b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 4(a) and (b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5. Conversion Rights.

The holders of Series G Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert. Each share of each series of Series G Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series G Original Issue Price (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, and other similar capitalization changes with respect to the Series G Preferred Stock), by the Conversion Price for the Series G Preferred Stock (as defined below) in effect at the time of conversion. Subject to adjustment as provided further herein, the initial Conversion Price of the Series G Preferred Stock shall initially be forty cents ($0.40) per share (the “Conversion Price”), accordingly, the initial conversion ratio for Series G Preferred Stock to Common Stock is 1:2.5. The Conversion Price for the Series G Preferred Stock, and the rate at which shares of each series of Series G Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b) Automatic Conversion. All shares of Series G Preferred Stock then outstanding shall automatically be converted into shares of Common Stock, at the then effective Conversion Price, upon the vote or consent in writing of the Majority Series G Holders, as a single class, or at the time when the outstanding shares of Series G Preferred Stock shall be less then one million (1,000,000).

(c) Fractional Shares. Fractional shares of Common Stock will not be issued upon conversion of Series G Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash in an amount equal to the product (calculated to the nearest cent) of such fraction and the fair market value of one share of Common Stock as determined in good faith by the Board of Directors. Fractional shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series G Preferred Stock that the holder is then converting into Common Stock and the number of shares of Common Stock issuable upon conversion of such shares of Series G Preferred Stock.

(d) Mechanics of Conversion.

(i) Upon conversion of a share of Series G Preferred Stock pursuant to Section 5, any and all accrued but unpaid Accruing Series G Dividends with respect to such share shall be paid in cash when and to the extent the corporation has funds legally available therefor.

(ii) Except as provided in subparagraph (iii) below, in order for a holder of Series G Preferred Stock to convert shares of Series G Preferred Stock into shares of Common Stock, such holder shall surrender the certificate(s) representing such shares of Series G Preferred Stock, at the office of the transfer agent for the Series G Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any portion of the shares of the Series G Preferred Stock represented by such certificate(s). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”). If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may at the option of any holder tendering Series G Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of Series G Preferred Stock shall not be deemed to have converted such Series G Preferred Stock until immediately prior to the closing of the sale of securities. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver to the holder of such Series G Preferred Stock, or to such holder’s nominees, a certificate or certificates representing the number of shares of Common Stock to which such holder is entitled upon conversion of such Series G Preferred Stock and cash in payment of any Accruing Series G Dividends, together with cash in lieu of any fractional share.

(iii) In the event of a conversion pursuant to Section 5(b) above, the outstanding shares of Series G Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agents. Such automatic conversion shall be deemed to have been made on the effective date of the applicable vote or written consent or decrease in the number of outstanding shares of Series G Preferred Stock, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date which date shall be referred to herein as the “Automatic Conversion Date.” Immediately upon such automatic conversion, all shares of Series G Preferred Stock shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate, except only the right of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates representing the number of shares of Common Stock into which such Series G Preferred Stock has been converted and, if applicable, cash in payment of Accruing Series G Dividends, together with cash in lieu of any fractional share (as provided in Section 5(c) above). In the event that the automatic conversion of Series G Preferred Stock is pursuant to the vote or consent of the Majority Series G Holders, the Majority Series G Holders shall give written notice to the Corporation and to each other holder of Series G Preferred Stock (the “Conversion Notice”) promptly following the vote or consent, as applicable, that the shares of Series G Preferred Stock shall be converted to Common Stock.

(iv) Promptly following the date on which the Majority Series G Holders give the Conversion Notice each holder of Series G Preferred Stock shall surrender to the Corporation or its transfer agent the certificate(s) representing such holder’s Series G Preferred Stock together with a notice that states such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The Corporation shall not be obligated to issue certificates representing the shares of Common Stock issuable upon such automatic conversion or, if applicable, pay cash in payment of any Accruing Series G Dividends, unless and until the certificates representing such shares of Series G Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, including an indemnity bond in such amount as the Corporation deems appropriate in its discretion. As soon as practicable following the Automatic Conversion Date and the surrender by the holder of the certificate or certificates representing the Series G Preferred Stock to be converted, the Corporation shall cause to be issued and delivered to such holder, or to such holder’s nominees, a certificate or certificates representing the number of shares of Common Stock to which such holder is entitled upon conversion of such Series G Preferred Stock and, if applicable, cash in payment of Accruing Series G Dividends, together with cash in lieu of any fractional share.

(v) The Corporation shall at all times when shares of Series G Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of Series G Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series G Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of Series G Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(e) Adjustments to Conversion Price for Diluting Issuances.

(i) Special Definitions. For purposes of this Section 5(e), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Original Issue Date” shall mean the date on which the first share of Series G Preferred Stock was issued by the Corporation to any stockholder.

(C) “Convertible Securities” shall mean any evidence of indebtedness, shares or other securities (including preferred stock) directly or indirectly convertible into, or exercisable or exchangeable for, Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5(e)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock (or Options or Convertible Securities) issued (or pursuant to Section 5(e)(iii) below, deemed to be issued) by the Corporation:

(I) upon the conversion of shares of Series G Preferred Stock or as a dividend or other distribution on the Series G Preferred Stock;

(II) in a transaction described in Section 5(f), (g), (h) or (i) subject to compliance with the specific provisions set forth therein;

(III) in a transaction approved by the Majority Series G Holders where the Majority Series G Holders waive the adjustment provisions of this Section 5(e); or

(IV) shares of Common Stock (and/or options or warrants therefor) issued to parties that are providing the Corporation with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions, or similar transactions pursuant to debt financing or other commercial transactions, in each such case approved by the Board of Directors including a majority of the directors nominated by the holders of the Series G Preferred Stock; provided that, shares issued qualifying under this subsection (IV) and subsection (VII) shall not, in the aggregate, exceed $500,000 in value at issuance without the consent of the Majority Series G Holders;

(V) shares of Common Stock issuable upon conversion or exercise of Convertible Securities outstanding as of the date of filing of this Certificate of Designation;

(VI) shares issued or issuable pursuant to an acquisition of another business or a joint venture agreement approved by the Board of Directors including a majority of the directors nominated by the holders of the Series G Preferred Stock;

(VII) shares issued or issuable in connection with sponsored research, collaboration, technology license, development, distribution, marketing or other similar arrangements or strategic partnerships or alliances approved by the Board of Directors including a majority of the directors nominated by the holders of the Series G Preferred Stock; provided that, shares issued qualifying under this subsection (IV) and subsection (VII) shall not, in the aggregate, exceed $500,000 in value at issuance without the consent of the Majority Series G Holders;

(VIII) shares that are otherwise excluded by consent of the Majority Series G Holders; or

(IX) shares issuable pursuant to the current employee benefit plans of the corporation or those approved in the future by the Board of Directors, including a majority of the directors nominated by the holders of the Series G Preferred Stock.

(E) “Market Price” shall mean, with respect to one share of Common Stock on any date, the fair market value of such share determined in accordance with the method set forth in Section 4(d) above.

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series G Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price for Series G Preferred Stock unless the consideration per share (determined pursuant to Section 5(e)(v) below) for an Additional Share of Common Stock (or Options or Convertible Securities) issued or deemed to be issued by the Corporation is less than the Conversion Price for Series G Preferred Stock in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Common Stock. The anti-dilution provisions of this instrument may be waived with the written approval or consent of the Majority Series G Holders.

(iii) Deemed Issuance of Additional Shares of Common Stock. If the Corporation at any time, or from time to time, after the Original Issue Date shall issue any Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the Conversion Price for Series G Preferred Stock shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issuance thereof, and any subsequent adjustment based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issuance thereof, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if,

(I) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, that were actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(II) in the case of Options for Convertible Securities, only the Convertible Securities, if any, that were actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(E) in the case of any Options or Convertible Securities with a fluctuating conversion or exercise price or exchange ratio (a “Variable Rate Convertible Security”), then the price per share for which the Additional Shares of Common Stock is issuable upon such exercise of such Options or in the case of Convertible Securities or Options therefor, the conversion or exchange of such Convertible Securities for purposes of the calculation of the maximum number of shares issuable upon the exercise or conversion of such Variable Rate Convertible Securities contemplated by this Section 5(e)(iii) shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Convertible Security have been satisfied) if the Market Price on the date of issuance of such Variable Rate Convertible Security was one hundred percent (100%) of the Market Price on such date (the “Assumed Variable Market Price”). Further, if the Market Price at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this Section 5(e)(iii)(E) with respect to any Variable Rate Convertible Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been one hundred percent (100%) of the Market Price existing at the time of the adjustment required by this sentence;

(F) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issuance thereof, no adjustments of the Conversion Price (for such series of Preferred Stock so affected) shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the manner provided in clause (C) above, or until such number becomes determinable, as applicable; and

(G) in the event of any change in the number of shares of Common Stock deliverable, in the consideration payable to this Corporation upon exercise of such Options or Convertible Securities or in the conversion rate, excluding any changes under or by reason of provisions designed to protect against dilution, the Conversion Price in effect at the time of such event shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities to the extent then outstanding provided for such changed number of shares, consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or Convertible Securities; provided further no readjustment pursuant to this clause (G) shall have the effect of increasing the Conversion Price (for such series of Preferred Stock so affected) to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) Anti-Dilution Adjustment of Conversion Price Upon Issuances of Additional Shares of Common Stock Below Conversion Price. In the event the Corporation shall at any time after the Series G Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5(e)(iii)), without consideration or for a consideration per share less than the Series G Conversion Price in effect immediately prior to such issue, then the Series G Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

(v) CP2 = CP1* (A + B) ÷ (A + C).

(vi) For purposes of the foregoing formula, the following definitions shall apply:

(vii)(I) “CP2” shall mean the Series G Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(viii)(II) “CP1” shall mean the Series G Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(ix)(III) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series G Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(x)(IV) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(xi)(V) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(xii) Determination of Consideration. For purposes of this Section 5(e), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(I) insofar as it consists of cash, be the amount of cash received by the Corporation (including the proceeds of any convertible debt financing or debt financing with a warrant feature) deducting any underwriting or similar concessions, commissions or compensation paid or allowed by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(II) insofar as it consists of property other than cash, be the fair market value thereof at the time of such issuance, as determined in good faith by the Board of Directors including a majority of the directors nominated by the holders of the Series G Preferred Stock; and

(III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors including a majority of the directors nominated by the holders of the Series G Preferred Stock.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(e)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time, or from time to time, after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect for Series G Preferred Stock immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time, or from time to time, after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect for Series G Preferred Stock immediately before the combination shall be proportionately increased. Any adjustment under this subsection shall become effective concurrently with the effectiveness of such subdivision or combination.

(g) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time, or from time to time, after the Original Issue Date, shall make or issue a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect for Series G Preferred Stock shall be decreased concurrently with the issuance of such dividend or distribution, by multiplying the Conversion Price then in effect for Series G Preferred Stock by a fraction: (x) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and (y) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(h) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time, or from time to time, after the Original Issue Date shall make or issue a dividend or other distribution payable in property (other than cash) or securities of the Corporation other than shares of Common Stock (and other than as otherwise adjusted in this Section 5), then and in each such event provision shall be made so that the holders of Series G Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of property or securities of the Corporation that they would have received had their Series G Preferred Stock been converted into Common Stock immediately preceding the record date for the determination of stockholders entitled to receive such dividend or other distribution.

(i) Adjustment for Recapitalization, Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series G Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, exchange, substitution or other similar event (other than pursuant to subsections (f), (g) and (h) above or a Deemed Liquidation Event), each holder of Series G Preferred Stock shall thereafter receive upon conversion of such Series G Preferred Stock, in lieu of the number of shares of Common Stock which such holder would otherwise have been entitled to receive, the number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of the shares of Series G Preferred Stock held by such holder of Series G Preferred Stock would have been entitled to receive upon such recapitalization, reclassification, exchange, substitution or other similar event.

(j) No Impairment. The Corporation will not, by amendment of this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series G Preferred Stock to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this instrument and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series G Preferred Stock against impairment or dilution of value.

(k) Certificate as to Adjustments. Upon the occurrence of each adjustment of the Conversion Price for Series G Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of Series G Preferred Stock so affected a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Series G Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of any other property which would then be received upon the conversion of Series G Preferred Stock.

(l) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series G Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(m) Notices. All notices hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the person to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by first class mail, return receipt requested, postage prepaid; or (iv) by electronic transmission (email) but accompanied or confirmed by electronic verification of receipt; or (v) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the holder at its address and/or facsimile number appearing on the books of the Corporation.

6. Status of Converted Stock. In the event any shares of Series G Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled and retired and shall be returned to the status of undesignated preferred stock.

7. Voting Rights.

(a) Preferred Stock Voting Rights. Except as may be otherwise provided in this Certificate of Designation, the Series G Preferred Stock shall vote together with all other classes and series of stock of the Corporation, including the Common Stock, as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series G Preferred Stock shall entitle the holder thereof to such number of votes per share on each action as shall equal the number of shares of Common Stock into which such share of Series G Preferred Stock is convertible on the record date for determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited. The holders of Series G Preferred Stock shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Subject to the other provisions of this Certificate of Designation, each holder of Series G Preferred Stock shall have full voting rights and powers, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be prohibited by applicable law. Except as otherwise expressly provided herein or required by applicable law, the holders of Series G Preferred Stock and the holders of Common Stock shall vote together as a single class and not as separate classes

8. Election of Board of Directors.

(a) Board Composition. For so long as there are one million (1,000,000) shares of Series G Preferred Stock outstanding (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes with respect to the Series G Preferred Stock), the Board of Directors shall be elected by the stockholders, subject to the following provisions and the rights of holders of other series of Preferred Stock:

(i) The Board of Directors shall consist of seven (7) members.

(ii) The Majority Series G holders shall have the initial right to nominate two (2) directors, at least one of which nominees shall be subject to the approval of the Corporation’s “independent” directors (as defined in the NASDAQ Marketplace Rules). The Corporation’s independent directors (or a committee of independent directors responsible for nominating director candidates) shall review the “independence” of the initial nominees (without taking account of the nominees’ status as Series G director nominees) and the independent directors shall not unreasonably withhold such approval of the initial Series G nominees. Once a Series G nominee is so approved, the nominee shall be placed on the ballot for election of directors by the stockholders at the Corporation’s next annual meeting of stockholders, or, elected by the full Board of Directors to fill a vacancy, as the case may be. The initial directors elected pursuant to this subparagraph are sometimes referred to as the “Initial Series G Directors.”

(iii) The Initial Series G Directors will be evaluated as candidates for re-election at subsequent annual meetings of stockholders by the independent directors or a committee of independent directors; and the holders of Series G Preferred will not have separate approval rights with respect to the nominations, although the holders of Series G Preferred will be entitled to express their views on the potential nominations for re-election as part of the process conducted by the independent directors.

(iv) If an Initial Series G Director ceases to serve as a director, then a majority of the Series G holders shall have the sole right to nominate and elect a replacement director, provided that at all times at least one of the Series G directors shall be an independent director as provided in the Nasdaq Marketplace Rules (or the applicable rules of another exchange if the shares of common stock are listed on such other exchange). If the director so replaced is not required to be an independent director (because the other Series G director is an independent director), then the Series G shareholders may determine in their discretion by majority vote whether to re-elect such director at the next annual election of directors. However, if the director to be replaced is required to be an independent director (because the other Series G director is not independent), then such proposed nominee shall be subject to the approval of the Corporation’s independent directors or a committee of independent directors as provided in subparagraph (ii) above.

(v) Notwithstanding the foregoing, if the Board of Directors authorizes the listing of the Corporation’s common stock on an exchange having director independence requirements, the Series G holders will, in cooperation with other preferred holders and the Board of Directors, negotiate appropriate arrangements to ensure that the composition of the Board of Directors and its committees will comply with the applicable rules of such exchange. Nothing in this subsection (v) shall be construed to modify the rights and preferences of the existing preferred stockholders.

(b) Removal. Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board of Directors by the holders of any specified class of stock, or by any director or directors elected by holders of any specified class of stock as provided above, may be removed during his or her term of office, without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power, on an as-converted basis, of all the outstanding shares of such specified class of stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in Subsection 8(a).

(c) Procedures. Any meeting of the holders of any specified class of stock, and any action taken by the holders of any specified class of stock by written consent without a meeting, in order to elect or remove a director under this Section 8, shall be held in accordance with the procedures and provisions of the Corporation’s Bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

9. Protective Provisions. For so long as there are one million (1,000,000) shares of Series G Preferred Stock outstanding (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes with respect to the Series G Preferred Stock), the Corporation shall not, and shall not permit any subsidiary to, without the prior written consent or affirmative vote of the Majority Series G Holders, consenting or voting together as a single class:

(a) amend, alter, or repeal any provision of the Certificate of Incorporation, certificates of designation, Bylaws or other document or agreement in a manner adverse to the Series G Preferred Stock; or

(b) alter the percentage of board seats held by the Series G Directors; or

(c) increase the authorized number of shares of Series G Preferred Stock.

10. Amendments or Waivers. The rights, preferences, privileges and other terms of the Series G Preferred Stock may be amended or waived as to all shares of Series G Preferred Stock in any instance where such amendment or waiver impacts only the Series G Preferred Stock upon the written agreement of the holders of a majority of the outstanding shares of Series G Preferred Stock (without the necessity of convening any meeting of stockholders).

**************************

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 8th day of March 2012.

By:	/s/ Kurt May
Name: Kurt May
Title: President